Exhibit 14.1

Code of Business Conduct and Ethics

Effective April 28, 2004

Background

Paragon Financial Corporation is committed to conducting our business in accordance with applicable laws, rules and regulations and the highest standards of business conduct, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics applies to the company’s outside directors and all of the company’s employees, and constitutes the company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and is the company’s “code of conduct” within the meaning of the listing standards of the NASDAQ Stock Market. The company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer (or persons performing similar functions), other executive officers and outside directors are referred to in this Code of Ethics as “Senior Officers.” This Code of Ethics sets forth specific policies to guide you in the performance of your duties.

In addition to complying with applicable law, you must engage in and promote honest and ethical conduct and abide by this Code of Ethics as well as other company policies and procedures that govern the conduct of our business. Your responsibilities include creating a culture of ethical business conduct and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

Compliance Officer

The Compliance Officer under this Code of Ethics is the Chief Financial Officer or such other person as shall be designated by the Board of Directors.

Ethical Behavior and Compliance with Laws

Every Applicable Individual Act must act with honesty and integrity in all Company-related matters and proactively promote ethical behavior by other Applicable Individuals. Every Applicable Individual must comply with all applicable governmental laws, rules and regulations in all Company-related matters.

Conflicts of Interest

Every Applicable Individual must avoid any situation or personal or professional interest that interferes with (or could reasonably appear to interfere with) the exercise of his or her independent judgment, or his or her fiduciary or job responsibilities, or his or her ability to act in the best interests of the Company.

Financial Reporting and Public Communication

All Applicable Individuals involved in the Company’s financial reporting and/or public communication process must produce, or cause to be produced, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications.

Waivers

Any request by an Applicable Individual for a waiver of any provision of this Code of Ethics must be in writing and addressed to the Compliance Officer unless the Applicable Individual is a member of the Company’s board of directors or an executive officer or a senior financial officer the Company, in which case it must be addressed to the Chairman of the Audit Committee. With regard to directors, executive officers and senior financial officers, the board of directors will have the sole and absolute discretionary authority to approve any waiver from this Code of Ethics. Any waiver for a director, executive officer or senior financial officer from this Code of Ethics will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission. For purposes of this Code of Ethics, the term “senior financial officer” includes the chief executive officer, chief financial officer and principal accounting officer or controller, and persons performing similar functions.

Report of Violations

Every Applicable Individual must promptly report to the Compliance Officer any event, circumstance, or transaction that could reasonably be expected to give rise to a violation of this Code of Ethics.

Violations of the Code of Ethics

Violations of this Code of Ethics are grounds for disciplinary action (including immediate termination of employment for officers and employees), adapted to the circumstances of the particular violation and having as a primary objective furtherance of the Company’s interest in preventing violations and making clear that violations are neither tolerated nor condoned. Disciplinary action may be taken, not only against individuals who authorize or participate directly in the violation of the policy, but also against:

•	any Applicable Individual who may have deliberately failed to report a violation of this Code of Ethics;

•	any Applicable Individual who may have deliberately withheld relevant and material information concerning a violation of this Code of Ethics; and

•	the violator’s managerial superiors, to the extent that the circumstances of the violation reflect inadequate leadership and lack of diligence.

Periodic Review

The Compliance Officer shall be responsible for periodically reviewing this Code of Ethics to insure that it satisfies all applicable laws and regulations and is indicative of “best practices” for public reporting companies. If changes are deemed necessary or advisable, the Compliance Officer shall make appropriate recommendations to the board of directors.